Prospectus Supplement To Prospectus Dated November 5, 2015	Filed Pursuant to Rule 424(b)(3) Registration No. 333-206944

Common Stock

Subscription Rights to Purchase up to

5,000,000 Shares of Common Stock

This prospectus supplement supplements and amends the prospectus dated November 5, 2015, relating to an aggregate of 5,000,000 shares of common stock, par value $0.01 per share, of Trinity Place Holdings Inc., or the Company, that may be issued upon the exercise of non-transferable subscription rights issued by the Company to the holders of its common stock as of the record date of November 4, 2015.

You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements or amendments thereto. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. All references in the prospectus to “this prospectus” are hereby amended to read “this prospectus (as supplemented and amended)”. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

This prospectus supplement provides information regarding the extension of the expiration date of the rights offering from Monday, November 30, 2015 to Thursday, December 3, 2015.

An investment in our common stock involves a high degree of risk. You should read the “Risk Factors” section beginning on page 19 of the prospectus before you decide to purchase any shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 30, 2015

THE RIGHTS OFFERING

Extension of Expiration Date

We have extended the expiration date for the exercise of non-transferable subscription rights to 5:00 p.m. New York City time on Thursday, December 3, 2015. During the extended subscription period for the rights offering, each holder of non-transferrable subscription rights may exercise those rights that have not already been exercised. Other than the extension of the expiration date of the rights offering, all of the offering terms described in the prospectus dated November 5, 2015 remain the same and apply during the extended subscription period of the rights offering.

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